EXHIBIT 10.44
SETTLEMENT AGREEMENT
     This Settlement Agreement (together with all appendices, exhibits, schedules and attachments hereto, the “Agreement” or “Settlement”), dated March 6, 2007, is made by and among Rewards Network Inc., Rewards Network Establishment Services Inc., Rewards Network Services Inc., and RTR Funding LLC (collectively, “Rewards Network”), on the one hand, and Bistro Executive, Inc., dba Tournesol; Patrice Lambert; Westward Beach Restaurant Holdings, LLC, formerly dba The Gray Whale; Thomas Averna; Minibar, Inc., dba Minibar Lounge; and Rebekah Barrow, all suing individually and as the “Representative Plaintiffs,” subject to judicial approval, on behalf of the Class as defined in Part B, Paragraph 5, on the other hand. Rewards Network and the Representative Plaintiffs are the “Settling Parties” or “Parties.” This Agreement supersedes the Initial Settlement Agreement dated December 21, 2006, and is intended to fully, finally, and forever compromise, resolve, discharge, and settle the Released Claims subject to the terms and conditions set forth below.
A. SETTLING PARTIES’ CLAIMS AND RECITALS
     1. On May 25, 2004, a class action was filed in the Los Angeles County Superior Court, No. BC316029, against Rewards Network. The Complaint alleged that Rewards Network violated California Usury Laws (Cal. Const. Art. XV §1) and California’s Unfair Business Practices Act (Cal. Bus. & Prof. Code §17200 et seq.). The Complaint sought equitable relief, restitution, and treble damages.
     2. On June 25, 2004, Rewards Network removed the case to the United States District Court for the Central District of California (the “Court”). The caption of the case reads Bistro Executive, Inc., dba Tournesol, et al. v. Rewards Network Inc., et al., Case No. CV-04-4640-CBM (MCx).

     3. On October 11, 2005, the Court entered an order certifying two classes: a Restaurant Class and a Guarantor Class. The “Restaurant Class” included all California merchants which, from May 25, 2000, to the filing of the Complaint on May 25, 2004, participated in Rewards Network’s Cash Advance Program and which took a cash advance from Rewards Network pursuant to the terms of the Old Form Cash Advance Contracts. The “Guarantor Class” included all persons who, from May 25, 2000, to the filing of the Complaint on May 25, 2004, guaranteed payment of interest and principal on cash advances pursuant to the Old Form Cash Advance Contracts.
     4. On July 20, 2006, the Court entered an order granting the Representative Plaintiffs partial summary judgment (the “Summary Judgment Order”), concluding in part that the business transactions at issue were “loans” based on an application of the doctrine of judicial estoppel. On August 23, 2006, the Court granted Rewards Network’s motion to certify an interlocutory appeal pursuant to 28 U.S.C. § 1292(b). On October 16, 2006, the United States Court of Appeals for the Ninth Circuit granted Rewards Network’s petition for interlocutory appeal, and the appeal is currently pending in the Ninth Circuit.
     5. Over the past two and a half years, Class Counsel have conducted an investigation of the facts, including reviews of Rewards Network’s relevant documents and depositions of Rewards Network’s representatives, and analyzed the relevant legal issues. Although the Representative Plaintiffs and Class Counsel believe that the claims asserted in the Complaint have merit, they have examined the benefits to be obtained under the Settlement compared to the costs, risks, and delays associated with the continued litigation of these claims, including the uncertainty of the outcome of the pending appeal in the United States Court of Appeals for the Ninth Circuit. The factors considered include the following:

          (a) In imposing liability in its Summary Judgment Order, the Court relied in part on judicial estoppel and consequently did not consider Rewards Network’s evidence or argument on the element of whether the transactions at issue were “loans”;
          (b) The basis of the Court’s Summary Judgment Order is subject to uncertainty upon appeal or reconsideration;
          (c) There is authority for the proposition that calling a transaction a “loan” does not make it a loan for usury purposes and that usury depends upon the overall economic substance of the transaction;
          (d) A New York state court found that certain Rewards Network cash advance agreements, which Rewards Network contends are substantially similar to those at issue in this Action, are not loans. Transmedia Restaurant Co. v. 33 E. 61st Street Restaurant Corp., 710 N.Y.S.2d 756, 760 (N.Y. App. Div. 2000);
          (e) Rewards Network has raised both defenses and setoff claims with respect to the promotional and marketing services that it alleges to have provided to the Class Members;
          (f) Any award of treble damages is uncertain and would have been subject to the Court’s discretion after an examination of all of Rewards Network’s defenses and the facts and circumstances of the transactions;
          (g) In November 2003 and again in October 2004, Rewards Network made changes to its standard form cash advance agreement that together (i) clarified and expressly recognized that Rewards Network’s promotional and marketing efforts are part of the consideration received by participating merchants in the transactions, and (ii) eliminated certain provisions of the prior agreements cited by the Court in its Summary Judgment Order; and

          (h) The October 2004 form and all forms of cash advance agreements used by Rewards Network thereafter contain a choice-of-law provision selecting Illinois law, which does not permit civil usury claims for commercial transactions.
     6. The Representative Plaintiffs were exposed to the risks and burdens attendant to pursuing this Action as a class action, as well as exposure to counterclaims asserted by Rewards Network, which sought collection of amounts alleged to be due and owing, as well as attorneys’ fees.
     7. The Representative Plaintiffs and Class Counsel believe that, in consideration of all the circumstances and as a consequence of vigorous and extensive arms-length settlement negotiations, the Settlement embodied in this Agreement is fair, reasonable, adequate, and in the best interests of the Class.
     8. Rewards Network has vigorously denied, and continues to deny, all liability with respect to any and all of the facts or claims alleged in the Complaint or other actions, denies that it engaged in any wrongdoing, denies that it acted improperly in any way, and denies any liability to the Representative Plaintiffs, to the Class, or to any third party. Rewards Network nevertheless desires to settle the Action on the terms and conditions set forth in this Agreement solely for the purpose of avoiding the burden, expense, risk, and uncertainty of continuing the proceedings in the Action, and for the purpose of putting to rest all controversies among the Parties.
     9. In no event is this Agreement to be construed as, or is to be deemed evidence of, an admission or concession on the part of Rewards Network or Released Parties (as defined herein) with respect to any claim by the Representative Plaintiffs including, without limitation, whether cash advanced pursuant to Rewards Network’s Cash Advance Program constituted a

“loan,” or with respect to any assertion of fault, liability, wrongdoing, damage, or the propriety of class certification of the Class if the Action were to be litigated rather than settled.
     10. In no event is this Agreement to be construed as, or is to be deemed evidence of, an admission or concession on the part of the Representative Plaintiffs or any Class Member as to the viability, efficacy, or sufficiency of any defense, setoff claim, or counterclaim that Rewards Network has asserted or could assert if the Action were to be litigated rather than settled.
     11. The Settling Parties intend that the proposed settlement embodied in this Agreement resolves all claims and disputes between the Representative Plaintiffs, the Class Members, Rewards Network, and all Released Parties with respect to the Released Claims.
B. DEFINITIONS
     In addition to the terms defined elsewhere in this Agreement, for purposes of this Agreement and all its Appendices or Exhibits, the following terms shall have the meanings as set forth below.
     1. “Action” means the lawsuit filed by the Representative Plaintiffs in the Los Angeles County Superior Court, which was removed to the United States District Court for the Central District of California (the “Court”), and is now captioned Bistro Executive, Inc., dba Tournesol, et al. v. Rewards Network Inc., et al., Case No. CV-04-4640-CBM (MCx).
     2. “Administration” or “Administration Costs” means the act of, and the costs associated with, administering the settlement, including, but not limited to, processing claims, processing returned and/or undeliverable mail, responding to class member inquiries, distributing payments and airline mileage awards to Class Members, preparing and disseminating reports about administrative issues, maintaining a web site devoted to the Action, and post-distribution settlement administration and related activities.

     3. “Administrator” means Rust Consulting, Inc., the independent third party administrator to be hired by Rewards Network to handle in good faith all or parts of the Notice and Administration.
     4. “Cash Advance Program” means the program whereby Rewards Network advanced cash to participating merchants in exchange for credits to be redeemed by Rewards Network members when they dined at the participating merchants’ restaurants (as such program was operated from May 25, 2000 through December 31, 2004 under the Old Form Cash Advance Contracts).
     5. The “Class” or “Settlement Class” means the following:
          (a) All California merchants which, from May 25, 2000 through December 31, 2004, participated in Rewards Network’s Cash Advance Program and received a cash advance from Rewards Network pursuant to the terms of any Old Form Cash Advance Contract.
          (b) All persons who, from May 25, 2000 through December 31, 2004, guaranteed a Merchant Class Member’s obligations under any Old Form Cash Advance Contract.
     6. “Class Members,” “Members of the Class,” or “Settlement Class Members,” as the context may require, means all persons or entities that are included in the Class definition in Part B, Paragraph 5 above, but does not include:
          (a) Persons or entities with claims based exclusively upon cash advances made by Rewards Network prior to May 25, 2000.
          (b) Any persons or entity that previously opted out of the class in this Action.
          (c) Persons or entities that validly and timely elect exclusion from the Settlement Class pursuant to Fed. R. Civ. P. 23 and under the conditions and procedures as determined by the Court and described in any Notice of the settlement of the Action as set forth in Part F, Paragraph 2.
     7. “Class Counsel” means the following:

Kenneth R. Chiate, Esq. Daniel L. Brockett, Esq. Quinn Emanuel Urquhart Oliver & Hedges, LLP 865 South Figueora Street, 10th Floor Los Angeles, CA 90017 Phone: 213-443-3000 Fax: 213-443-3100	Anat Levy, Esq. Anat Levy & Associates, P.C. 8840 Wilshire Blvd., Third Floor Beverly Hills, CA 90211 Phone: 310 -358-3138 Fax: 310-358-3104
     8. The “Class Period” means May 25, 2000 through December 31, 2004.
     9. “Class Representatives” means the individually named Plaintiffs in this Action who have been determined by the Court to adequately represent the interests of the Class Members.
     10. “Complete Settlement Approval” means the date on which all appeals related to the Final Order of the Settlement are resolved, or 31 days after the Final Order if no appeal is commenced.
     11. “Eligible Base Amount” means the total amount Rewards Network received from or on behalf of a Class Member through December 31, 2006 in excess of the total amount Rewards Network advanced to that Class Member under all Old Form Cash Advance Contracts. In calculating the Eligible Base Amount for any given Class Member, all advances by Rewards Network to or on behalf of the Class Member and all amounts received by Rewards Network (including from any collection action) under all applicable Old Form Cash Advance Contracts shall be netted against each other.

     12. “Final Order” means the Final Order of Judgment and Dismissal to be entered at the Final Approval Hearing if the Court grants final approval to this Settlement as proposed on behalf of the Class, substantially in the form of Exhibit B.
     13. “Merchant Account” means that Rewards Network account with a unique identifying account number used in the ordinary course of business by Rewards Network to identify the restaurant or merchant that received cash advances under Old Form Cash Advance Contracts.
     14. “Merchant Class Member” means any merchant described in Paragraph 5(a) above.
     15. “Notice” means the notice to the members of the Class as approved by the Court in the Preliminary Approval Order.
     16. “Notice Costs” means the entire cost of providing the notice of the settlement to all Class Members ordered by the Court.
     17. “Old Form Cash Advance Contract” means the pre-October 2004 form of contract used by Rewards Network in its Cash Advance Program in California and executed by or on behalf of Class Members during the period May 25, 2000 through December 31, 2004.
     18. “Preliminary Approval Order” means the order to be entered if the Court grants preliminary approval of this Agreement and certifies the Class for settlement purposes only, substantially in the form attached as Exhibit A.
     19. (a) Subject to Paragraph 19(b) of this Part B, “Released Claims” means any claims, Unknown Claims, demands, obligations, actions, causes of action, suits, cross-claims, matters, issues, liens, liabilities, costs, and expenses of any nature by the Settlement Class Members against the Released Parties arising out of, or in connection with, or in any way related to any Rewards Network cash advance program. This includes any claim related to activity engaged in or any services performed directly or indirectly in connection with any cash advance transaction, whether for damages, punitive damages, exemplary damages, treble damages, penalties, restitution, disgorgement, or any declaratory, injunctive or any other equitable relief of any kind, whether based on any federal or state statute, regulation or common law theory (specifically including, but not limited to, any claim asserting that any cash advance transaction violated usury laws or constituted any unfair or deceptive trade or business practice or violation of the California Business & Professions Code).
          (b) “Released Claims” do not include (i) any claim to enforce this Agreement; or (ii) any claim by a Class Member against Rewards Network based on any contract entered after December 31, 2006. In the event Rewards Network brings any claim against a Class Member for amounts Rewards Network advanced under any Old Form Cash Advance Contract, or for any amounts under any cash advance contract entered into from October 1, 2004, through December 31, 2006, that is not an Old Form Cash Advance Contract, then the Class Member may raise any claim, defense, counterclaim, or cross-claim, except for a claim or claims asserting that the transaction violated usury laws or constituted any unfair or deceptive trade or business practice or violation of the California Business & Professions Code.
     20. “Released Parties” means, collectively, Rewards Network Inc., Rewards Network Establishment Services Inc., Rewards Network Services Inc. and RTR Funding LLC, and (a) any and all of their respective past, present and future parent companies, subsidiaries, divisions, affiliates, predecessors, successors, and assigns; (b) the respective present and former general partners, limited partners, principals, members, directors, and their attorneys, officers, employees, stockholders, owners, agents, subrogees, heirs, executors, representatives, administrators, trustees, transferees, and assigns of any of them; and (c) all persons or entities acting on behalf or at the direction of any of the foregoing.
     21. “Unknown Claims” means all claims arising out of facts relating to any matter covered by the Released Claims, which in the future are or may be found to be other than or different from the facts now believed to be true, so that each person or entity so affected shall be deemed to have expressly waived all of the rights and benefits of any provision of the law, either state or federal, providing that a general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor, including without limitation Section 1542 of the California Civil Code, which reads as follows:
Section 1542. General Release: extent. A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
All persons or entities providing releases under this Agreement, including all Class Members, upon Complete Settlement Approval shall be deemed to have, and by operation of the Final Order shall have, waived any and all provisions, rights or benefits conferred by Section 1542 of the California Civil Code or any comparable law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to Section 1542 of the California Civil Code with respect to the Released Claims. All persons or entities providing releases under this Agreement may hereafter discover facts other than or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Claims, but such person or entity, upon Complete Settlement Approval, shall be deemed to have, and by operation of the Final Order in the Action shall have, fully, finally, and forever settled and released any and all such claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.
C. CERTIFICATION OF CLASS FOR SETTLEMENT PURPOSES ONLY
     1. For settlement purposes only, the Parties agree that, as part of the Preliminary Approval Order (as defined herein), the Court should make preliminary findings and enter an order granting provisional certification of the Settlement Class subject to final findings and certification in the Final Order, and appointing Class Counsel and Class Representatives of the Settlement Class. For settlement purposes only, the Settlement Class is certified pursuant to Rules 23(b)(2) and 23(b)(3) of the Federal Rules of Civil Procedure. Rewards Network does not consent to certification of the Settlement Class for any purpose other than to effectuate the settlement of the Action. If this Agreement is not approved by the Court or is terminated pursuant to its terms for any other reason, or is disapproved in a final order by a court of competent jurisdiction, the Parties shall be restored to the status quo ante as more specifically set forth in Part K.
D. SETTLEMENT CONSIDERATION AND ECONOMIC RELIEF
     1. For all Class Members that as of the date of this Agreement no longer participate in any Rewards Network cash advance program, and without requiring them to submit a Claim Form, Rewards Network will forego and will not enforce any rights to receive sums over and above the cash advanced by Rewards Network pursuant to the Class Members’ Old Form Cash Advance Contracts. In making this calculation, all advances by Rewards Network to or on behalf of the Class Member and all amounts received by Rewards Network (including from any collection action) under all applicable Old Form Cash Advance Contracts shall be netted against each other. The Settling Parties estimate that there are approximately $32 million in such uncollected amounts.
     2. In addition, each Merchant Class Member that submits (or is deemed to have submitted) a Valid Claim Form (as defined in Part J, Paragraph 2) will be entitled to a payment in an amount equal to 35% of the Eligible Base Amount subject to the conditions set forth below. The Settling Parties estimate that the value to the Class from such payments is between $26.6 million and $28 million. Eligible Merchant Class Members that submit Valid Claim Forms (subject to the provisions for handling challenged or Denied Claims as described in Part J below), will receive compensation as follows:
          (a) Three equal installments, with the first installment to be made no later than 45 days after the approval of valid claims under Part J below, and no later than 45 days after the resolution of disputed claims under Part J below; the second installment to be made in July 2008; and the third installment to be made in January 2009.
          (b) For each installment described in Part D, Paragraph 2(a) above, amounts up to $8,000 will be paid 50% in cash and 50% in airline miles, based on a retail value of $0.04 per mile. For example, the first $8,000 will be paid with $4,000 in cash and with $4,000 worth of airline miles (100,000 miles). If any installment exceeds $8,000, the compensation will be $4,000 worth of airline miles with the balance paid entirely in cash. For instance, if Rewards Network advanced cash to a Merchant Class Member during the Class Period and subsequently received back the full amount advanced, plus $102,858, the Merchant Class Member that files a Valid Claim Form would receive 35% of that amount ($36,000) payable in three installments of $12,000 as follows: year one - $8,000 in cash plus $4,000 worth of airline miles; year two -

$8,000 in cash plus $4,000 worth of airline miles; year three — $8,000 in cash plus $4,000 worth of airline miles. As another example, if Rewards Network received back $205,715 in excess of the amount it advanced to a Merchant Class Member during the Class Period, the Merchant Class Member would receive $72,000 (35% of $205,715) in three installments consisting of $20,000 in cash and $4,000 worth of airline miles.
          (c) Any Merchant Class Member that is entitled to receive an award of airline miles under this Settlement may designate any person to receive the mileage award by providing the name, address, social security number, phone number, and any email address of the designee, and by providing a copy of the designee’s airline frequent flyer account card or account statement that shows the designee’s valid frequent flyer account number. Any Merchant Class Member that is entitled to receive 50,000 or more miles in each installment may designate its mileage award to be divided equally among two or more different frequent flyer accounts held by the Merchant Class Member or its designee, including with different airlines, by providing the frequent flyer account information requested on the Claim Form.
          (d) In the event the award of airline miles for any installment payment made under this Settlement would be less then 500 miles, then Rewards Network agrees to award the recipient 500 miles for each installment.
          (e) The miles awarded under this Settlement will be subject to the standard terms and conditions that the participating airline applies to its program membership at any given time, including terms and conditions for crediting and using the miles awarded. The participating airlines are solely responsible for and may change the terms and conditions; provided, however, that the miles awarded under this Agreement will not be subject to terms and conditions that are materially different from those imposed by the participating airline to its program membership in the ordinary course of its business.
          (f) Rewards Network will make commercially reasonable efforts to ensure that awarded miles are actually credited to the Merchant Class Member/designee’s frequent flyer account after information about the award is transmitted by Rewards Network or the Administrator to the airline.
          (g) If the miles awarded under this Settlement are not honored by any designated airline because the frequent flyer account is invalid or inactive, the Merchant Class Member or designee will forfeit its rights to such miles, unless within 30 days after receiving written notice that the award will not be honored, the Merchant Class Member or designee provides written notice to the Settlement Administrator either designating another frequent flyer account to receive the awarded miles or otherwise advising the Administrator that the account provided on the Claim Form has been reactivated. Rewards Network has no liability or obligation if the miles awarded under any installment are not subsequently honored by any designated airline because the airline ceases doing business, files for bankruptcy, or terminates the program to which the awarded miles were credited.
     3. The Settlement will not affect Rewards Network’s right, if any, to collect any outstanding cash advances still owed by any Class Member, except as provided in Paragraph B.19(b) above.
     4. Rewards Network will not be obligated to establish a settlement fund, but will pay claims under this Agreement as they come due. No interest shall accrue or be paid on Class benefits.

     5. Subject to Court approval, Rewards Network will make a separate $50,000 payment to each Class Representative to reflect the additional effort, expense, and risk the Class Representatives incurred in bringing this action and their exposure to counterclaims and attorneys’ fees. Payment to Class Representatives will be made no later than 28 days following Complete Settlement Approval.
     6. Within 90 days after Complete Settlement Approval, Rewards Network will release any and all UCC or property liens filed with the California Secretary of State or any other governmental entity with regard to Class Members that have either directly or indirectly remitted to Rewards Network the full amount of any advances they received under Old Form Cash Advance Contracts. Any liens unrelated to Old Form Cash Advance Contracts will not be released.
     7. Any Class Member or designee that receives benefits under the Settlement is solely responsible for any tax consequences resulting therefrom.
E. RELEASE BY CLASS MEMBERS
     1. In accordance with the provisions of the Final Order, for good and sufficient consideration, the receipt of which is hereby acknowledged, upon Complete Settlement Approval, Representative Plaintiffs and each Settlement Class Member shall be deemed to have, and by operation of the Final Order shall have, fully, finally and forever released, relinquished, and discharged all Released Claims against the Released Parties.
     2. In accordance with the provisions of the Final Order, for good and sufficient consideration, the receipt of which is hereby acknowledged, upon Complete Settlement Approval, each of the Settling Parties, all Class Members, and all signatories to this Agreement shall be deemed to have, and by operation of the Final Order shall have, fully, finally and forever released, relinquished and discharged Representative Plaintiffs, Class Counsel, and Rewards

Network and its counsel in this Action from any claims (including unknown claims) for abuse of process, defamation, negligence, or malicious prosecution, or any other claim arising out of, relating to, or in connection with the institution, prosecution, defense, assertion, or resolution of the Action, including any right under any statute or federal law to seek counsel fees and costs, except as set forth herein.
F. EXCLUSIONS FROM AND OBJECTIONS TO SETTLEMENT
     1. The “Opt-Out Date” will be a date set by the Court and identified in the Notice. The Opt-Out Date shall be approximately 45 days after the mailing of the Notice and no later than 28 days before the Final Approval Hearing.
     2. Each Class Member that wishes to be excluded from the Settlement must mail or otherwise deliver to the Administrator on or before the Opt-Out Date an appropriate written request for exclusion — including his, her, or its name, address, telephone number, and Social Security or tax identification number — that is personally signed by the Class Member or on behalf of the Class Member. No Class Member, or any person acting on behalf of or in concert or in participation with that Class Member, may request exclusion of any other Class Member from the Class. Any original requests for exclusion shall be filed with the Court by the Administrator not later than 14 days after the Opt-Out Date. The filing shall redact the address, telephone number, and social security or tax identification number (except for the last three digits), of the person or entity requesting exclusion. Copies of requests for exclusion will be provided by the Administrator to Class Counsel and counsel for Rewards Network not later than five days after the Opt-Out Date. If this Settlement Agreement is granted final approval by the Court, then any and all persons within the Class that have not submitted a timely, valid, and proper written request for exclusion from the Settlement will be bound by the releases and other terms and conditions set forth herein and all proceedings, orders, and judgments in the Action, even if those persons have previously initiated or subsequently initiate individual litigation or other proceedings, including cross-complaints, against Rewards Network relating to the claims released pursuant to this Settlement. In the event a Merchant Class Member or its guarantor asks to be excluded from the Settlement, then both the Merchant Class Member and its guarantor shall be excluded from the Settlement and the Settlement Class.
     3. Any Class Member that has not filed a timely, valid, and proper written request for exclusion and that wishes to object to the fairness, reasonableness or adequacy of this Agreement, or any of its terms, must serve upon Class Counsel and counsel for Rewards Network (by mail, hand or by facsimile transmission) and file with the Court no later than 28 days before the Final Approval Hearing or as the Court may otherwise direct, a written statement, signed by the objector or the objector’s duly authorized agent, including the objector’s name, address and social security or tax identification number, setting forth any objections, as well as the specific reason(s), if any, for each objection, including any legal support the Class Member wishes to bring to the Court’s attention and a description of any evidence the Class Member wishes to introduce in support of the objection. Class Members may so object either on their own or through an attorney hired at their own expense who files an appearance on their behalf. Class Counsel and counsel for Rewards Network, if they choose, shall file with the Court and serve on opposing counsel any papers in response to any objections received, no later than 14 days before the Final Approval Hearing.
     4. Rewards Network has the right to terminate this Agreement if the total Eligible Base Amount attributable to and paid by or on behalf of Class Members that opt out of the Class exceeds $2.5 million. If Rewards Network exercises its right to terminate this Agreement pursuant to this provision, the Parties will be returned to their respective positions status quo ante, as provided in Part K.
G. THE FINAL JUDGMENT AND ORDERS OF DISMISSAL
     1. The Final Approval Hearing will be held at a date and time to be set by the Court after mailing of the Notice and the passing of the Opt-Out Date. The Final Approval Hearing shall be approximately 70 days after the mailing of Notice. At the Final Approval Hearing, the Court will consider and determine whether the Settlement should be finally approved as fair, reasonable, and adequate; whether any objections to the Settlement should be overruled; and whether a Final Order approving the Settlement and dismissing the Action should be entered.
     2. If, after the Final Approval Hearing, the proposed Settlement is approved by the Court, Class Counsel shall promptly file and request the Court to enter a Final Order, substantially in the form of Exhibit B:
          (a) Approving the Agreement and judging its terms to be fair, reasonable, adequate and in the best interests of the Class; directing consummation of its terms; and reserving continuing jurisdiction to implement, enforce, administer, effectuate, interpret and monitor compliance with the provisions of the Agreement and the Final Order;
          (b) Dismissing the Action (including Rewards Network’s counterclaims against the Representative Plaintiffs) with prejudice and without costs (except as otherwise provided herein), and releasing all Released Claims against the Released Parties;
          (c) Permanently barring and enjoining Representative Plaintiffs and Class Members from asserting, commencing, prosecuting or continuing any Released Claims against the Released Parties;
          (d) Permanently barring and enjoining Rewards Network from asserting, commencing, prosecuting or continuing any action against any Class Member based on Old

Form Cash Advance Contracts to recover sums over and above the cash advanced by Rewards Network pursuant to the Class Member’s Old Form Cash Advance Contracts. In making this calculation, all advances by Rewards Network to or on behalf of the Class Member and all amounts received by Rewards Network (including from any collection action) under all applicable Old Form Cash Advance Contracts shall be netted against each other. Nothing contained herein shall limit Rewards Network’s rights with respect to claims relating to contracts that are not Old Form Cash Advance Contracts; and
          (e) Vacating the Court’s Summary Judgment Order.
     3. The Settlement Agreement shall not be deemed approved unless the Court enters a Final Order that includes those provisions set forth in Part G, Paragraphs 2(a)-(e) above.
H. NOTICE AND PRELIMINARY APPROVAL OF SETTLEMENT
     1. Within 7 days of the execution of this Agreement, the Parties will jointly submit preliminary approval papers for the settlement, including a Motion and Supporting Memorandum for Preliminary Approval and the proposed Preliminary Approval Order, together with a proposed form of Notice, the proposed Claim Form, the proposed form of the Final Order, and the executed Agreement.
     2. The proposed Preliminary Approval Order will, among other things, set a date for a Final Approval Hearing, approve the form of the Notice and Claim Form, find that the method of notice selected constitutes the best notice to all persons within the definition of the Class that is practicable under the circumstances, and find that the form and method of notice comply fully with applicable law and the United States Constitution.
     3. No later than 28 days after Preliminary Approval, the Administrator will mail Notice, substantially in the form attached as Exhibit C, along with a Claim Form (Exhibit D), to the last-known address of all Class Members, and any mail returned with a forwarding address will be promptly re-mailed to such address. In addition, approximately 28 days after the mailing of the Notice and Claim Form, a Summary Notice substantially in the form attached as Exhibit E will be published in the California edition of “Nation’s Restaurant News.”
     4. Rewards Network shall bear the expense of all Notice Costs and Administration Costs whether or not the Settlement is approved.
     5. The Settling Parties agree to designate Rust Consulting, Inc. to serve as Administrator. The Administrator will use its reasonable efforts to transfer the information available at www.rnclassaction.com to a website administered by the Administrator.
     6. The Administrator will file with the Court and serve upon Class Counsel and Rewards Network’s counsel no later than 21 days prior to the Final Approval Hearing an affidavit or declaration stating that notice has been completed in accordance with the terms of the Preliminary Approval Order.
I. PAYMENT OF ATTORNEYS’ FEES AND REIMBURSEMENT OF EXPENSES TO CLASS COUNSEL
     1. Class Counsel will submit a fee petition for attorneys’ fees, costs and expenses in an amount not to exceed $11 million, based on a reasonable and customary percentage of the total value of the Settlement to the Class, which is estimated at approximately $60 million, and the work and expenses involved in litigating this Action and in bringing the Action to resolution. Rewards Network will pay the awarded fees and costs as provided under this Agreement. Class Counsel’s fees and costs shall not be taken from any recovery that is otherwise due to Class Members hereunder. Rewards Network agrees that it will not oppose a petition for attorneys’ fees and expenses up to $11 million, and agrees that this amount is within a reasonable and customary range given the total value of the Settlement and the work and expenses involved.

The $11 million limitation is inclusive of all services and expenses incurred by Class Counsel in this Action, whether incurred before or after Final Approval of the Settlement.
     2. The payment of attorneys’ fees will not be contingent on the value of the claims actually processed and paid by Rewards Network.
     3. Entry of a Final Order is not conditioned upon an award of the attorneys’ fees and costs sought by Class Counsel.
     4. All attorneys’ fees, costs and expenses approved by the Court subject to Part I, Paragraph 1, shall be paid to Class Counsel by Rewards Network in three installments, as follows:
          (a) 68.18% of the amount awarded shall be paid no later than 28 days after Complete Settlement Approval;
          (b) 13.64% shall be paid no later than July, 31 2008; and
          (c) 18.18% shall be paid no later than January 31, 2009.
     5. Rewards Network shall not be liable for any additional attorneys’ fees or expenses of Representative Plaintiffs or any persons within the Class, or other plaintiffs’ counsel in connection with this Action. Rewards Network will be entitled to oppose any such fee application. In no event shall Rewards Network pay more than $11 million in fees, costs, and expenses.
     6. Class Counsel shall not seek any additional fees or costs other than as provided in this Agreement from Rewards Network in connection with the Settlement of the Action.
J. CLAIMS PROCESS
     1. No later than 28 days after Preliminary Approval, the Administrator will mail the Notice and Claim Form, substantially in the form attached as Exhibits C and D, to the last-known address of all Class Members, and any mail returned with a forwarding address will be promptly re-mailed to such address.
     2. Pursuant to this Agreement, benefits are available to certain Merchant Class Members only upon the Administrator’s timely receipt of a Valid Claim Form. A “Valid Claim Form” is a Claim Form that: (a) is submitted based on advances made and amounts received by Rewards Network under Old Form Cash Advance Contracts pertaining to a Merchant Class Member’s Merchant Account; (b) is signed by a Merchant Class Member or by a person who submits written proof that he or she is authorized to sign on behalf of the Merchant Class Member; (c) provides all information required by the Claim Form, including copies of contracts or other documents sufficient to show by reasonable proof (i) the identity and current address of the Merchant Class Member, if any, (ii) the total amount the Merchant Class Member received from Rewards Network under any Old Form Cash Advance Contracts, and (iii) the total amount Rewards Network received in return; (d) is received by the Administrator no later than 45 days after the Court enters a Final Order; (e) is affirmed as true; and (f) is determined by the Administrator in good faith to be complete and in accordance with the requirements of this Agreement. If a Merchant Class Member provides sufficient documentation to support the amounts identified on a Valid Claim Form, those supported amounts will be used to calculate the compensation due under this Settlement.
     3. There shall be only a single recovery and a single Valid Claim Form for each Merchant Account, with the compensation for any approved claims to be provided in three separate installments as described in Part D to the Merchant Class Member or to anyone authorized in writing by the Merchant Class Member to receive the cash payments or miles awarded under this Settlement.

     4. Promptly after receiving a Claim Form, the Administrator will evaluate the claim in good faith and, for any deficient claim, will mail to the Class Member, with copies to Class Counsel and counsel for Rewards Network, a notice informing the Class Member of the deficiency and giving the Class Member 20 days following the notice to cure any deficiency. If any such claims are not timely cured, they will become Denied Claims.
     5. Within 7 days after the claim submission deadline, the Administrator will provide Class Counsel and counsel for Rewards Network with a list identifying: (a) the claimants; (b) the number of Claim Forms submitted; (c) the number of Claim Forms that were approved (“Approved Claims”); (d) the total net dollar amount of all submitted Claim Forms (total claimed amount advanced less total claimed amount Rewards Network received); (e) the total dollar amount approved to pay the Approved Claims, including the dollar value of any airline mileage awards; (f) the number of Denied Claims; and (g) the total dollar amount associated with the Denied Claims.
     6. Within 14 days after receiving the list from the Administrator described in Part J, Paragraph 5 above, Rewards Network, Class Counsel, or separate counsel chosen by any Class Member, may serve on the other party any objection to the proposed treatment of any claim. Class Counsel (or separate counsel chosen by the Class Member) and counsel for Rewards Network will meet and confer regarding any Denied Claims or any other claim for which an objection to the claim has been served by one of the parties. Class Counsel shall have full settlement authority on behalf of Class Members other than those who retain separate counsel or otherwise object to Class Counsel’s representation to resolve Denied Claims and claims to which Rewards Network objects. If counsel for the Parties cannot agree as to the treatment of a claim to which an objection has been asserted by either party or of a Denied Claim, the matter will be submitted to non-binding mediation, with costs of any such mediation to be shared equally by Class Counsel and Rewards Network. Claims that are to be submitted to mediation will be submitted together in bulk no later than 28 days after attempts at informal resolution of all disputed Claims have been completed. In the event the dispute over any claim is not resolved in mediation, the Parties will promptly submit the disputed claim to the Administrator to decide in good faith the treatment of the disputed claim. Any communications with the Administrator concerning such disputed claims will be shared with counsel for the Class Member and Rewards Network.
     7. If the Settlement is not approved and no Final Order is entered, Rewards Network shall bear the cost of notifying the members of the Settlement Class.
     8. This Part J sets forth the exclusive procedure for determining the validity of claims, and no Party may challenge the Administrator’s treatment of a claim except through this procedure.
K. TERMINATION OF THE AGREEMENT
     1. If the Settlement, as a whole, is not approved by the Court or does not receive final approval after review by any court of competent jurisdiction for any reason, or is terminated in accordance with its terms for any other reason, this Agreement will be null and void and the Parties will be returned to their status immediately prior to execution of the Initial Settlement Agreement on December 21, 2006, as if the Initial Settlement Agreement and this Agreement had never been made, and (a) the Parties will be relieved from any orders or stipulations made in connection with this Agreement; (b) neither the Initial Settlement Agreement, this Agreement, nor any documents filed, submitted, or published pursuant to this Agreement may be used in any litigation, and nothing contained in any such documents shall impact any legal proceeding (including, inter alia, the Court’s October 11, 2005 class certification order and its Summary

Judgment Order and the subsequent interlocutory appeal pending in the Ninth Circuit); and (c) the Action will proceed with the interlocutory appeal and any other appropriate proceedings.
     2. Accordingly, upon any such termination for any reason: (a) the Parties will be deemed to have preserved all their substantive or procedural rights or defenses with respect to the Action as of the date of execution of the Initial Settlement Agreement; (b) the Class shall not include as members those who were not included in the class certified by the Court as of October 11, 2005; and (c) the releases and covenants not to enforce provided herein shall be deemed null and void; and (d) the terms of this Part K shall survive any termination of the Settlement and shall remain binding on the Parties and effective in all respects regardless of the reasons for such termination.
     3. The Parties will have the right to withdraw from this Settlement upon written notice to the other Parties if the Court determines not to approve this Agreement (including the form or terms of any document or proposed Order referenced or described herein or attached as an Appendix or Exhibit hereto) in any material respect. Any such withdrawal shall cause this Settlement to terminate, and the Parties will be returned to their respective status immediately prior to execution of the Initial Settlement Agreement, as set forth in the preceding paragraph.
L. NO ADMISSION OF LIABILITY
     1. Neither this Agreement nor any drafts hereof nor any documents relating to the settlement set forth herein constitutes an admission of liability or of any fact by the Representative Plaintiffs, Class Members, or Rewards Network. The Settling Parties agree that the foregoing documents:
          (a) Will not be offered or received against any of the Settling Parties or Class Members as evidence of, or be construed as or deemed to be evidence of, any admission or concession by any of the Settling Parties or Class Members of (i) the truth or relevance of any fact alleged by Representative Plaintiffs or Rewards Network, (ii) the existence of or proper scope and definition of any class alleged by Representative Plaintiffs, (iii) the propriety of class certification on the merits if the Action were to be litigated rather than settled, or (iv) the validity of any claim or the deficiency of any defense that has been or could have been asserted in the Action or in any other litigation;
          (b) Will not be offered as or received against any of the Settling Parties or Class Members as evidence of, or construed as or deemed to be evidence of, any admission or concession of any liability, negligence, fault or wrongdoing, or in any way referred to for any other reason as against any of the Settling Parties or Class Members, in any other civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Agreement; provided, however, that if this Agreement is approved by the Court, the Settling Parties and Class Members may refer to it to effectuate the liability protection granted them hereunder, and the Settling Parties and Class Members may refer to it to enforce the terms of the Settlement; and
          (c) Will not be offered or received as an admission or concession that the consideration to be given to Class Members hereunder represents the amount which could be or would have been recovered by any such persons after trial.
M. CONTINUING JURISDICTION
     1. The United States District Court for the Central District of California, Western Division, will have continuing jurisdiction over the Action for the purpose of implementing the Settlement until the Action and all related matters are fully resolved, and for enforcement of the Final Order. The Court will resolve any dispute regarding the Parties’ obligations under the Final Order. Notwithstanding the foregoing, the procedure set forth in Paragraph J above shall be the exclusive procedure for determining the validity of claims, and no Class Member may challenge any claim denial except through the procedure set forth in Part J.
N. STATEMENTS TO THE PRESS
     1. The Settling Parties will agree upon the form of any public statement to the press or governmental agencies concerning the Settlement and the proceedings leading to its ultimate approval or disapproval by the Court (whether issued by mail, website posting or other means of communication). Other than securities filings and related releases, the Settling Parties shall not without first obtaining the consent of the other side (a) initiate any public announcement, including a press release, or other communications with the press regarding the Settlement; (b) make any public comments that would undermine the joint press release or the Settlement; or (c) make any disparaging public statements about any other Party or counsel for a Party. The consent required under this Paragraph shall not be unreasonably withheld. Nothing in this Paragraph shall prohibit Class Counsel from providing legal advice to individual Class Members.
     2. Representative Plaintiffs agree not to make any public statement to the press or governmental agencies concerning the Settlement and the proceedings leading to its ultimate approval or disapproval by the Court (whether issued by mail, website posting or other means of communication) unless required by law or court order.
O. MISCELLANEOUS PROVISIONS
     1. Entire Agreement. This Agreement and its exhibits constitute the entire agreement and understanding between and among the Parties with respect to settlement, and supersedes any and all prior negotiations and agreements or understandings (oral or written) with respect to the subject matter hereof, including the Initial Settlement Agreement dated December 21, 2006.

     2. Neutral Interpretation. This Agreement shall not be construed more strictly against one Party than another merely because it may have been prepared by counsel for one of the Parties, it being recognized that, because of the arms-length negotiations resulting in the Agreement, all parties have contributed substantially and materially to the preparation of the Agreement.
     3. Choice of Law. This Agreement will be governed by federal law and the internal laws of California, without regard to its choice of law principles.
     4. Choice of Forum. The forum selected by the Parties for implementation and enforcement of the Settlement shall be California, in the United States District Court for the Central District of California, Western Division.
     5. Modifications or Amendments. This Agreement may not be modified or amended except by a writing signed by all Settling Parties and their respective counsel and the subsequent approval of the Court.
     6. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
     7. Additional Acts to Effectuate the Agreement. The Settling Parties shall execute all documents and perform all acts necessary and proper to effectuate the terms of this Agreement and to obtain the benefits of the Agreement.
     8. Authority. Class Counsel represent that the Representative Plaintiffs have approved this Settlement and that Class Counsel is authorized to sign this Agreement on behalf of the Representative Plaintiffs and the class certified by the Court on October 11, 2005.

     9. Confidentiality. The Parties acknowledge that they have received confidential information in connection with this litigation and settlement process. The Parties agree to honor this Court’s Protective Order and agree that they will not use such confidential information for any purpose other than in any action to enforce the terms of this Settlement.
     10. Nonbinding Mediation. In the event that the Settling Parties are unable to resolve any of their differences concerning the terms of the Settlement Agreement, the Settling Parties agree to participate in nonbinding mediation concerning such differences.
     11. Recitals. The Parties agree that the Recitals are hereby incorporated into and are an integral part of the Agreement.
     IN WITNESS WHEREOF, the undersigned Parties hereto have caused this Agreement to be duly executed on the date first written above:

QUINN EMANUEL URQUHART OLIVER & HEDGES, LLP

By:	/s/ Daniel L. Brockett

Daniel L. Brockett, Esq.
Class Co-Counsel

JENNER & BLOCK LLP

By:	/s/ David J. Bradford

David J. Bradford
One of the Attorneys for
REWARDS NETWORK INC., REWARDS NETWORK ESTABLISHMENT SERVICES INC., REWARDS NETWORK SERVICES INC., AND RTR FUNDING LLC

ANAT LEVY & ASSOCIATES, P.C.

By:	/s/ Anat Levy

Anat Levy, Esq.
Class Co-Counsel

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